United States securities and exchange commission logo





                          April 26, 2022

       Johnny Forzani
       President
       Forza Innovations Inc
       406 9th Avenue, Suite 210
       San Diego, CA 92101

                                                        Re: Forza Innovations
Inc
                                                            Registration
Statement on Form S-1
                                                            Filed April 20,
2022
                                                            File No. 333-264381

       Dear Mr. Forzani:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6001 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing